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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Nordea Bank Finland Plc, New York Branch ("NBF-NY")
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     437 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

     New York                       New York                10022
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Name: Battery Technologies Inc. ("BTI")
     Ticker Symbol: (BTIOF)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

Common Shares               11/20/01                 S4              17,500       D     U.S.$0.199              D
                                                                                        2 per Share

Common Shares               11/21/01                 S4               8,000       D     U.S.$0.187              D
                                                                                        3 per Share

Common Shares               11/22/01                 S4             478,500       D     U.S.$0.212              D
                                                                                        1 per Share

Common Shares               11/23/01                 S4             172,000       D     U.S.$0.191              D
                                                                                        9 per Share

Common Shares               11/26/01                 S4              21,000       D     U.S.$0.187              D
                                                                                        4 per Share

Common Shares               11/28/01                 S4              25,000       D     U.S.$0.189              D
                                                                                        2 per Share

Common Shares               12/31/01                 S4              14,000       D     U.S.$0.188              D
                                                                                        4 per Share

Common Shares               01/07/02                 S4              58,500       D     U.S.$0.189              D
                                                                                        9 per Share

Common Shares               01/08/02                 S4             208,900       D     U.S.$0.202              D
                                                                                        5 per Share

Common Shares               01/09/02                 S4             267,500       D     U.S.$0.231              D
                                                                                        8 per Share

Common Shares               01/10/02                 S4              68,000       D     U.S.$0.207              D
                                                                                        2 per share

Common Shares               01/11/02                 S4              30,000       D     U.S.$0.200              D
                                                                                        3 per Share

Common Shares               01/14/02                 S4              22,500       D     U.S.$0.200              D
                                                                                        3 per Share

Common Shares               01/15/02                 S4              26,700       D     U.S.$0.197              D
                                                                                        7 per Share

Common Shares               01/16/02                 S4              39,000       D     U.S.$0.194              D
                                                                                        8 per Share

Common Shares               01/17/02                 S4              14,000       D     U.S.$0.194              D
                                                                                        7 per Share

Common Shares               01/18/02                 S4              10,000       D     U.S.$0.192              D
                                                                                        2 per Share

Common Shares               01/21/02                 S4              16,900       D     U.S.$0.192              D
                                                                                        2 per Share

Common Shares               01/22/02                 S4              10,000       D     U.S.$0.189              D
                                                                                        6 per Share

Common Shares               01/23/02                 S4               5,000       D     U.S.$0.187              D
                                                                                        0 per Share

Common Shares               03/18/02                 S4             247,400       D     U.S.$0.193              D
                                                                                        1 per Share

Common Shares               03/19/02                 S4              79,500       D     U.S.$0.190              D
                                                                                        9 per Share

Common Shares               03/21/02                 S4              17,500       D     U.S.$0.189              D
                                                                                        8 per Share

Common Shares               03/22/02                 S4               1,000       D     U.S$0.190               D
                                                                                        3 per Share

Common Shares               03/25/02                 S4              16,000       D     U.S.$0.189              D
                                                                                        2 per Share

Common Shares               03/27/02                 S4             190,000       D     U.S.$0.185              D
                                                                                        5 per Share

Common Shares               03/28/02                 S4              96,000       D     U.S.$0.188              D
                                                                                        2 per Share

Common Shares               04/01/02                 S4              37,000       D     U.S.$0.187              D
                                                                                        6 per Share

Common Shares               04/02/02                 S4             179,000       D     U.S.$0.194              D
                                                                                        8 per Share

Common Shares               04/03/02                 S4              20,000       D     U.S.$0.188              D
                                                                                        8 per Share

Common Shares               06/17/02                 S4              50,000       D     U.S.$0.096              D
                                                                                        9 per Share

Common Shares               06/18/02                 S4              25,000       D    U.S.$0.094               D
                                                                                       5 per Share

Common Shares               06/19/02                 S4              30,000       D    U.S.$0.087               D
                                                                                       3 per Share

Common Shares               06/20/02                 S4              60,000       D    U.S.$0.089               D
                                                                                       1 per Share

Common Shares               06/21/02                 S4              20,000       D    U.S.$0.087               D
                                                                                       0 per Share

Common Shares               06/24/02                 S4              10,000       D    U.S.$0.085               D
                                                                                       7 per Share

Common Shares               06/25/02                 S4              23,500       D    U.S.$0.086               D
                                                                                       6 per Share

Common Shares               06/26/02                 S4              32,000       D    U.S.$0.079               D
                                                                                       3 per Share

Common Shares               06/27/02                 S4              12,000       D    U.S.$0.081               D
                                                                                       9 per Share

Common Shares               06/28/02                 S4              27,000       D    U.S.$0.080               D
                                                                                       4 per Share

Common Shares               07/02/02                 S4              20,000       D    U.S.$0.085               D
                                                                                       2 per Share

Common Shares               07/03/02                 S4               2,000       D    U.S.$0.085               D
                                                                                       0 per Share

Common Shares               07/04/02                 S4              13,000       D    U.S.$0.080               D
                                                                                       0 per Share

Common Shares               07/05/02                 S4              60,000       D    U.S.$0.07                D
                                                                                       6 per Share

Common Shares               07/09/02                 S4              15,000       D    U.S.$0.075               D
                                                                                       9 per Share

Common Shares               07/09/02                 S4              40,000       D    U.S.$0.079               D
                                                                                       2 per Share

Common Shares               07/10/02                 S4               9,000       D    U.S.$0.082               D
                                                                                       2 per Share

Common Shares               07/11/02                 S4              20,000       D    U.S.$0.082               D
                                                                                       1 per Share

Common Shares               07/12/02                 S4              60,000       D    U.S.$0.081               D
                                                                                       7 per Share

Common Shares               07/15/02                 S4              15,000       D    U.S.$0.083               D
                                                                                       4 per Share

Common Shares               07/16/02                 S4              29,800       D    U.S.$0.084               D
                                                                                       7 per Share

Common Shares               07/17/02                 S4               3,500       D    U.S.$0.081               D
                                                                                       2 per Share

Common Shares               07/18/02                 S4              40,000       D    U.S.$0.080               D
                                                                                       2 per Share

Common Shares               07/19/02                 S4              20,000       D    U.S.$0.084               D
                                                                                       5 per Share

Common Shares               07/22/02                 S4              22,000       D    U.S.$0.073               D
                                                                                       9 per Share

Common Shares               07/23/02                 S4              55,000       D    U.S.$0.070               D
                                                                                       3 per Share

Common Shares               07/24/02                 S4              22,500       D    U.S.$0.076               D
                                                                                       1 per Share

Common Shares               07/25/02                 S4              46,000       D    U.S.$0.073               D
                                                                                       1 per Share

Common Shares               07/30/02                 S4              25,000       D    U.S.$0.069               D
                                                                                       9 per Share

Common Shares               07/30/02                 S4              25,000       D    U.S.$0.069               D
                                                                                       9 per Share

Common Shares               07/31/02                 S4              30,000       D    U.S.$0.069               D
                                                                                       4 per Share

Common Shares               08/01/02                 S4              40,000       D    U.S.$0.069               D
                                                                                       3 per Share

Common Shares               08/02/02                 S4              35,000       D    U.S.$0.071               D
                                                                                       5 per Share

Common Shares               08/06/02                 S4              46,500       D    U.S.$0.071               D
                                                                                       9 per Share

Common Shares               08/07/02                 S4               7,000       D    U.S.$0.069               D
                                                                                       6 per Share

Common Shares               08/08/02                 S4              40,000       D    U.S.$0.069               D
                                                                                       5 per Share

Common Shares               08/09/02                 S4              30,000       D    U.S.$0.070               D
                                                                                       0  per Share

Common Shares               08/12/02                 S4              60,000       D    U.S.$0.065               D
                                                                                       6 per Share

Common Shares               08/13//02                S4              25,000       D    U.S.$0.063               D
                                                                                       9 per Share

Common Shares               08/14/02                 S4              30,000       D    U.S.$0.067               D
                                                                                       1 per Share

Common Shares               08/15/02                 S4              12,500       D    U.S.$0.067               D
                                                                                       4 per Share

Common Shares               08/16/02                 S4              30,000       D    U.S.$0.067               D
                                                                                       3  per Share

Common Shares               08/19/02                 S4              30,000       D     U.S.$0.066              D
                                                                                        8 per Share

Common Shares               08/20/02                 S4              30,000       D     U.S.$0.066              D
                                                                                        8 per Share

Common Shares               08/21/02                 S4              68,000       D     U.S.$0.072              D
                                                                                        8 per Share

Common Shares               08/22/02                 S4              38,000       D     U.S.$0.071              D
                                                                                        4 per Share

Common Shares               08/23/02                 S4              20,000       D     U.S.$0.067              D
                                                                                        5 per Share

Common Shares               08/26/02                 S4              25,000       D     U.S.$0.067              D
                                                                                        4 per Share

Common Shares               08/27/02                 S4              18,500       D     U.S.$0.067              D
                                                                                        6 per Share

Common Shares               08/28/02                 S4              20,000       D     U.S.$0.067              D
                                                                                        3 per Share

Common Shares               08/29/02                 S4               8,000       D     U.S.$0.067              D
                                                                                        3 per Share

Common Shares               08/30/02                 S4              51,000       D     U.S.$0.067              D
                                                                                        5 per Share

Common Shares               09/03/02                 S4               5,000       D     U.S.$0.067              D
                                                                                        5 per Share

Common Shares               09/04/02                 S4              21,500       D     U.S.$0.067              D
                                                                                        0 per Share

Common Shares               09/05/02                 S4              35,000       D     U.S.$0.067              D
                                                                                        0 per Share

Common Shares               09/06/02                 S4              27,000       D     U.S.$0.067              D
                                                                                        1 per Share

Common Shares               09/10/02                 S4              45,000       D     U.S.$0.064              D
                                                                                        6 per Share

Common Shares               09/11/02                 S4              30,000       D     U.S.$0.063              D
                                                                                        4 per Share

Common Shares               09/17/02                 S4              38,000       D     U.S.$0.063              D
                                                                                        3 per Share

Common Shares               09/18/02                 S4              10,000       D     U.S.$0.063              D
                                                                                        2 per Share

Common Shares               09/20/02                 S4              368,000      D     U.S.$0.083              D
                                                                                        3 per Share

Common Shares               09/23/02                 S4              300,000      D     U.S.$0.087              D
                                                                                        2 per Share

Common Shares               09/24/02                 S4              168,000      D     U.S.$0.079              D
                                                                                        8 per Share

Common Shares               09/25/02                 S4              50,000       D     U.S.$0.082              D
                                                                                        2 per Share

Common Shares               09/26/02                 S4              110,000      D     U.S.$0.074              D
                                                                                        5 per Share

Common Shares               09/30/02                 S4              39,000       D     U.S.$0.072              D
                                                                                        4 per Share

Common Shares               09/30/02                 S4              40,000       D     U.S.$0.072              D
                                                                                        5 per Share

Common Shares               10/01/02                 S4              60,000       D     U.S.$0.063              D
                                                                                        6 per Share

Common Shares               10/02/02                 S4              41,500       D     U.S.$0.064              D
                                                                                        6 per Share

Common Shares               10/03/02                 S4              70,000       D     U.S.$0.060              D
                                                                                        7 per Share

Common Shares               10/04/02                 S4              20,000       D     U.S.$0.062              D
                                                                                        7 per Share

Common Shares               10/08/02                 S4              28,000       D     U.S.$0.062              D
                                                                                        8 per Share

Common Shares               10/09/02                 S4              25,000       D     U.S.$0.062              D
                                                                                        8 per Share

Common Shares               10/10/02                 S4              25,000       D     U.S.$0.062              D
                                                                                        8 per Share

Common Shares               10/15/02                 S4              100,000      D     U.S.$0.067              D
                                                                                        0 per Share

Common Shares               10/16/02                 S4              207,000      D     U.S.$0.065              D
                                                                                        0 per Share

Common Shares               10/17/02                 S4              100,000      D     U.S.$0.067              D
                                                                                        6 per Share

Common Shares               10/18/02                 S4              100,000      D     U.S.$0.063              D
                                                                                        6 per Share

Common Shares               10/21/02                 S4              50,000       D     U.S.$0.063              D
                                                                                        8 per Share

Common Shares               10/23/02                 S4              200,000      D     U.S.$0.063              D
                                                                                        8 per Share

Common Shares               10/24/02                 S4              100,000      D     U.S.$0.066              D
                                                                                        3 per Share

Common Shares               10/28/02                 S4              110,000      D     U.S.$0.065              D
                                                                                        5 per Share

Common Shares               10/28/02                 S4              120,000      D     U.S.$0.068              D
                                                                                        8 per Share

Common Shares               10/29/02                 S4              70,500       D     U.S.$0.064              D
                                                                                        7 per Share

Common Shares               10/30/02                 S4              31,000       D     U.S.$0.063              D
                                                                                        9 per Share

Common Shares               10/31/02                 S4              25,000       D     U.S.$0.064              D
                                                                                        1 per Share

Common Shares               11/01/02                 S4              25,000       D     U.S.$0.064              D
                                                                                        2 per Share

Common Shares               11/04/02                 S4              100,000      D     U.S.$0.064              D
                                                                                        3 per Share

Common Shares               11/05/02                 S4              64,000       D     U.S.$0.064              D
                                                                                        3 per Share

Common Shares               11/07/02                 S4              143,500      D     U.S.$0.064              D
                                                                                        4 per Share

Common Shares               11/08/02                 S4              50,000       D     U.S.$0.063              D
                                                                                        9 per Share

Common Shares               11/08/02                 S4              148,500      D     U.S.$0.063              D
                                                                                        9 per Share

Common Shares               11/11/02                 S4              28,000       D     U.S.$0.063              D
                                                                                        9 per Share

Common Shares               11/14/02                 S4              400,000      D     U.S.$0.063              D
                                                                                        5 per Share

Common Shares               11/18/02                 S4             1,500,000     D     U.S.$0.095              D
                                                                                        4 per Share

Common Shares               11/19/02                 S4             1,500,000     D     U.S.$0.071              D
                                                                                        7 per Share

Common Shares               11/19/02                 S4              400,000      D     U.S.$0.076              D
                                                                                        3 per Share

Common Shares               11/20/02                 S4              255,000      D     U.S.$0.073              D
                                                                                        3 per Share

Common Shares               11/22/02                 S4              245,000      D     U.S.$0.075              D
                                                                                        9 per Share

Common Shares               11/22/02                 S4              100,000      D     U.S.$0.077              D
                                                                                        7 per Share

Common Shares               11/25/02                 S4              150,000      D     U.S.$0.072              D
                                                                                        0 per Share

Common Shares               11/26/02                 S4              50,000       D     U.S.$0.073   4,162,300  D
                                                                                        2 per Share
====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Warrants  $U.S.0.36/1  02/07/02        S              3,000,000 Immed.  02/07/02 Common  3,000,000 U.S.    0         D
                                                                                 Shares            $0.0062
====================================================================================================================================

Explanation of Responses:


Nordea Bank Finland Plc, New York Branch

                                                              March [], 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

1 Conversion of the exercise price of the BTI Warrants, from Canadian to U.S. dollars, is based on the noon buying rate of 1.6037 Cdn$/U.S.$ on February 7, 2002 as reported by the Federal Reserve Bank of New York.


2 NBF-NY sold the BTI Warrants for cash denominated in Canadian currency. Conversion of the sale price, from Canadian to U.S. dollars, is based on the noon buying rate of 1.6037 Cdn$/U.S.$ on February 7, 2002 as reported by the Federal Reserve Bank of New York.

                                Exhibit to Form 5
                                -----------------

Conversion of Sale Prices to Canadian Dollars:

NBF - NY sold BTI Common Shares ("Common Shares") for cash denominated in Canadian currency in all of the transactions reported in this Form 5. Conversion of the sales price for each of the transactions, from Canadian to U.S. dollars, is based on the noon buying rates set out in the following table as reported by the Federal Reserve Bank of New York.

  Date                               Noon Buying Rate of One American Dollar
  ----                               ---------------------------------------

11/20/01                                            1.5933

11/21/01                                            1.6018

11/22/01                                            ND

11/23/01                                            1.5981

11/26/01                                            1.6005

11/28/01                                            1.5853

12/31/01                                            1.5925

01/07/02                                            1.5981

01/08/02                                            1.5949

01/09/02                                            1.5965

01/10/02                                            1.6012

01/11/02                                            1.5975

01/14/02                                            1.5974

01/15/02                                            1.5899

01/16/02                                            1.5945

01/17/02                                            1.6110

01/18/02                                            1.6128

01/21/02                                            ND

01/22/02                                            1.6084

01/23/02                                            1.6040

03/18/02                                            1.5880

03/19/02                                            1.5842

03/21/02                                            1.5808

03/22/02                                            1.5767

03/25/02                                            1.5858

03/27/02                                            1.5938

03/28/02                                            1.5940

04/01/02                                            1.5995

04/02/02                                            1.5934

04/03/02                                            1.5890

06/17/02                                            1.5474

06/18/02                                            1.5443

06/19/02                                            1.5415

06/20/02                                            1.5319

06/21/02                                            1.5232

06/24/02                                            1.5166

06/25/02                                            1.5218

06/26/02                                            1.5211

06/27/02                                            1.5108

06/28/02                                            1.5190

07/02/02                                            1.5263

07/03/02                                            1.5290

07/04/02                                            ND

07/05/02                                            1.5247

07/09/02                                            1.5145

07/10/02                                            1.5203

07/11/02                                            1.5223

07/12/02                                            1.5299

07/15/02                                            1.5365

07/16/02                                            1.5347

07/17/02                                            1.5399

07/18/02                                            1.5440

07/19/02                                            1.5386

07/22/02                                            1.5562

07/23/02                                            1.5779

07/24/02                                            1.5765

07/25/02                                            1.5725

07/30/02                                            1.5735

07/31/02                                            1.5845

08/01/02                                            1.5867

08/02/02                                            1.5885

08/06/02                                            1.5935

08/07/02                                            1.5807

08/08/02                                            1.5818

08/09/02                                            1.5725

08/12/02                                            1.5739

08/13/02                                            1.5658

08/14/02                                            1.5657

08/15/02                                            1.5583

08/16/02                                            1.5609

08/19/02                                            1.5715

08/20/02                                            1.5716

08/21/02                                            1.5586

08/22/02                                            1.5566

08/23/02                                            1.5563

08/26/02                                            1.5575

08/27/02                                            1.5523

08/28/02                                            1.5599

08/29/02                                            1.5598

08/30/02                                            1.5585

09/03/02                                            1.5545

09/04/02                                            1.5663

09/05/02                                            1.5672

09/06/02                                            1.5637

09/10/02                                            1.5737

09/11/02                                            1.5770

09/17/02                                            1.5791

09/18/02                                            1.5835

09/20/02                                            1.5730

09/23/02                                            1.5845

09/24/02                                            1.5856

09/25/02                                            1.5812

09/26/02                                            1.5769

09/30/02                                            1.5863

10/01/02                                            1.5863

10/02/02                                            1.5855

10/03/02                                            1.5903

10/04/02                                            1.5943

10/08/02                                            1.5935

10/09/02                                            1.5933

10/10/02                                            1.5916

10/15/02                                            1.5857

10/16/02                                            1.5840

10/17/02                                            1.5725

10/18/02                                            1.5723

10/21/02                                            1.5682

10/23/02                                            1.5685

10/24/02                                            1.5610

10/28/02                                            1.5607

10/29/02                                            1.5632

10/30/02                                            1.5677

10/31/02                                            1.5610

11/01/02                                            1.5580

11/04/02                                            1.5562

11/05/02                                            1.5563

11/07/02                                            1.5528

11/08/02                                            1.5644

11/11/02                                            ND

11/14/02                                            1.5748

11/18/02                                            1.5903

11/19/02                                            1.5853

11/20/02                                            1.5840

11/22/02                                            1.5804

11/25/02                                            1.5735

11/26/02                                            1.5720


Explanation of Responses:
-------------------------

     (1) This Form 5 is being filed by NBF-NY, a New York state licensed banking office of Nordea Bank Finland Plc ("NBF"), a Finnish banking organization. NBF is a wholly owned direct subsidiary of Nordea AB (publ) ("Nordea"), a Swedish holding company which holds interests in Nordic banking, insurance and other financial companies. The principal office of NBF-NY is located at 437 Madison Avenue, New York, NY 10022.

     NBF was established on January 1, 2002 (the "Demerger Date"), upon consummation of the demerger (the "Demerger") of the former Nordea Bank Finland Plc ("Old NBF") (known formerly as Merita Bank Plc and previously to that as NCF Bank Plc).3 As part of the Demerger, NBF succeeded to substantially all of the business (the "Business") of Old NBF, which prior to the Demerger Date was a wholly owned directly held subsidiary of Nordea.

     Old NBF conducted the Business from September 30, 2001(the "Merger Date") until the Demerger Date. Prior to the Merger Date, the Business was conducted by the former Merita Bank Plc ("Merita"). Merita -- which prior to the Merger Date was a wholly owned directly held subsidiary of Old NBF -- merged (the "Merger") with and into Old NBF, with Old NBF as the surviving bank in the Merger.

     On January 29, 2001 (the "Shares Acquisition Date"), the New York State-licensed branch office of Merita ("Merita-NY") acquired ownership of 16,313,382 Common Shares and 20,391,728 warrants to purchase Common Shares of BTI (each warrant to purchase one Common Share, a "Warrant") in exchange for and in satisfaction of outstanding debt owed by BTI to Merita-NY. Merita-NY filed
(i) an initial statement of beneficial ownership of securities on Form 3, dated May 24, 2001, disclosing its ownership of the Common Shares and Warrants it acquired on the Shares Acquisition Date, and (ii) a Form 4, dated May 24, 2001 (the "Form 4 Filing Date"), reporting Merita-NY's sale of a total of 299,382 Common Shares in a series of three transactions from the Shares Acquisition Date through the Form 4 Filing Date.

     The New York State-licensed branch of Old NBF ("Old NBF-NY") was established as the successor to the business of Merita-NY on the Merger Date. By virtue of the Merger, Old NBF-NY assumed ownership of all of the Common Shares and Warrants held by Merita-NY on such Date.

     NBF-NY was established on the Demerger Date as the successor to the business of Old NBF-NY. In connection with the Demerger, NBF-NY assumed ownership of all of the Common Shares and Warrants held by Old NBF-NY on such Date.

     Merita-NY (from the Shares Acquisition Date until the Merger Date) and Old NBF-NY (from the Merger Date until the Demerger Date) each sold Common Shares from time to time. Similarly, since succeeding to the ownership of Old NBF's Common Shares, NBF-NY has sold Common Shares from time to time. During the period which commenced on the Form 4 Filing Date and ended on the date of the filing of this Form 5, Merita-NY, Old NBF-NY and NBF-NY sold a collective total of 11,851,700 Common Shares. This Form 5 discloses all such transactions.


-------------------


3 The Demerger was implemented in accordance with Chapter 14(a) of the Finnish Companies Act. Pursuant to Chapter 14(a), a company may be demerged so that all of the assets and liabilities of such company are transferred to one or more other companies to be formed, and the shareholders of the company being demerged receive the shares of the recipient companies as consideration. The company being demerged would then cease to exist.